                                                                  Exhibit 99.h.3

                         EXPENSE LIMITATION AGREEMENT

     This EXPENSE LIMITATION AGREEMENT is made as of the 1st day of July, 2001 by and between BT PYRAMID MUTUAL FUNDS, a Massachusetts Business trust (the "Trust"), CASH MANAGEMENT PORTFOLIO, EQUITY 500 INDEX PORTFOLIO, ASSET MANAGEMENT PORTFOLIO and BT INVESTMENT PORTFOLIOS, each a New York trust (each a "Portfolio Trust" and, collectively, the "Portfolio Trusts"), DEUTSCHE ASSET MANAGEMENT, INC., a Delaware corporation (the "Adviser"), and INVESTMENT COMPANY CAPITAL CORPORATION, a Maryland corporation (the "Administrator"), with respect to the following:

     WHEREAS, the Adviser serves as the Portfolio Trusts' Investment Adviser pursuant to Investment Advisory Agreements dated April 30, 2001, and the Administrator serves as the Trust's and Portfolio Trusts' Administrator pursuant to Administration and Services Agreements dated July 1, 2001 (collectively, the "Agreements").

     NOW, in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

     1. The Adviser and Administrator agree to waive their fees and/ or reimburse expenses to the extent necessary so that the ordinary annual operating expenses for each of the Trust's series or classes set forth on Exhibit A, as may be amended from time to time, (each a "Fund") do not exceed the percentage of average daily net assets set forth on Exhibit A for the 16 month period from such Fund's fiscal year end. For the purposes of this Agreement, ordinary operating expenses for a Fund generally consist of costs not specifically borne by the Adviser, Administrator or a Fund's principal underwriter, including investment advisory fees, administration and services fees, fees for necessary professional services, amortization of organizational expenses and costs associated with regulatory compliance and maintaining legal existence and shareholder relations, but excluding: (a) transactions costs (such as brokerage commissions and dealer and underwriter spreads); (b) interest charges on fund borrowings; (c) taxes; (d) litigation and indemnification costs; and (e) extraordinary expenses. Extraordinary expenses are those that are unusual or expected to recur only infrequently, including, but not limited to (i) expenses of the reorganization, restructuring or merger of a Fund or class or the acquisition of all or substantially all of the assets of another fund or class; (ii) expenses of holding, and soliciting proxies for, a meeting of shareholders of a Fund or class (except to the extent relating to routine items such as the election of trustees or the approval of independent public accountants); and (iii) expenses of converting to a new custodian, transfer agent or other service provider.

     2. This Agreement shall be effective as to each Fund as of the date the Fund commences operations after this Agreement shall have been approved by the Board of Trustees of the Trust with respect to that Fund and, unless sooner terminated as provided herein, shall continue in effect as to such Fund for successive 16 month periods from such Fund's fiscal year end, provided such continuance is specifically approved at least annually by the vote of a majority of the Board of Trustees of the Trust. Upon the termination of any of the Agreements, this Agreement shall automatically terminate with respect to the affected Fund.

     3. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the Investment Company Act of 1940, as amended (the "1940 Act") shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States Courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission ("SEC") issued pursuant to said Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Massachusetts.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the day and year first above written.


                                          BT PYRAMID MUTUAL FUNDS
                                          CASH MANAGEMENT PORTFOLIO
                                          EQUITY 500 INDEX PORTFOLIO
                                          ASSET MANAGEMENT PORTFOLIO
                                          BT INVESTMENT PORTFOLIOS


Attest: /s/ Amy M. Olmert                  By:    /s/ Daniel O. Hirsch
         Name: Amy M. Olmert               Name:  Daniel O. Hirsch
                                           Title: Secretary


                                          DEUTSCHE ASSET MANAGEMENT, INC.

Attest: /s/ Amy M. Olmert                  By:    /s/ Richard T. Hale
         Name: Amy M. Olmert                      Name:  Richard T. Hale
                                                  Title: Vice President


                                          INVESTMENT COMPANY CAPITAL CORPORATION

Attest: /s/ Amy M. Olmert                  By:    Richard T. Hale
         Name: Amy M. Olmert                      Name:  Richard T. Hale
                                                  Title: President

                                   Exhibit A

                                                                  Ordinary Fund Operating
                                                                         Expenses
Fund                                                         (as a percentage of average daily
                                                                        net assets)
Money Market Fund Investment                                               0.35%
Equity 500 Index Fund Investment                                           0.25%
Asset Management Fund - Premier Class                                      0.60%
PreservationPlus Fund - Institutional Class                                0.40%
PreservationPlus Fund - Institutional Service Class                        0.55%
PreservationPlus Fund - Investment Class                                   0.65%